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                                                                      Exhibit 99

                        [LOGO OF ARTESYN TECHNOLOGIES]


For Immediate Release


Artesyn Contacts:
-----------------
Richard Thompson                                    Richard Leland
Chief Financial Officer                             Director, Investor Relations
(561) 451-1000                                      (561) 451-1028

                         ARTESYN CONSOLIDATES EUROPEAN
                   MANUFACTURING AND LOWERS OPERATING COSTS
                             ---------------------

BOCA RATON, Fla. - May 16, 2002 -- Artesyn Technologies, Inc. (NASDAQ NM:ATSN) today announced further cost reduction initiatives, including plans to close its Kindberg, Austria manufacturing facility. The transfer of related production to the company's facilities in Hungary and China is expected to be complete by March 2003.

The Kindberg, Austria facility is primarily engaged in manufacturing power supplies for the telecommunications and wireless markets. During the closure period, Artesyn will work closely with customers to transfer production to lower-cost manufacturing locations. The company also initiated workforce reductions at its Youghal, Ireland, Madison, Wisconsin and Redwood Falls, Minnesota manufacturing facilities. Approximately 380 employees or 7% of the workforce will be affected by these actions.

"Continually improving efficiency and ongoing reductions to our global cost structure are key components to Artesyn's long term strategy," commented Artesyn's President and CEO, Joseph M. O'Donnell. "The slowdown in the telecom and wireless markets has resulted in low utilization rates across our world-wide manufacturing facilities and a window of opportunity to consolidate production into our low-cost facilities in Hungary and China."

"When fully implemented in 2003, we expect this and other actions taken in the quarter to generate cost savings of over $10 million annually," continued O'Donnell. "Importantly, by moving a large portion of the effected production to Hungary we are also maintaining a strong European presence to service this important market."

Artesyn expects to record a total restructuring charge for these actions of $9.0 million, related to employee severance, disposition of assets, facility consolidations and transfer of equipment and inventory. The cash component is estimated to be approximately 75% of the total charge. The company anticipates that approximately $7.5 million of this charge will be recorded in the second quarter of 2002, with the remaining balance of the charge to be incurred over the succeeding three quarters.

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency
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AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn's line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today's leading Teledatacom networks. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.
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This release may contain "forward-looking" statements within the meaning of the
Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Some of these factors include, but are not limited to, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.